Exhibit 23.1

                      [LETTERHEAD OF SEMPLE & COOPER, LLP]


As independent certified public accountants, we hereby consent to the incorporation by reference in the Form S-8 registration statement to be filed on or about June 21, 2001, of our report dated November 21, 2000, included in Rim.Com, Inc.'s Form 10-KSB for the year ended September 30, 2000, and to all references to our Firm included in this registration statement.


/s/ Semple & Cooper, LLP

Phoenix, Arizona
June 21, 2001